As filed with the Securities and Exchange Commission on May 5, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STELLANTIS N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)
Singaporestraat 92-100
1175 RA Lijnden
The Netherlands
Tel. No.: +31 20 3421 707
(Address of Principal Executive Offices)

Stellantis N.V. Equity Incentive Plan 2021 – 2025

(Full Title of the Plan)

Richard K. Palmer
Singaporestraat 92-100
1175 RA Lijnden
The Netherlands
Tel. No.: +31 20 3421 707

(Name and Address of Agent for Service)
(Telephone Number, Including Area Code, of Agent for Service)

Richard K. Palmer Singaporestraat 92-100 1175 RA Lijnden The Netherlands Tel. No.: +31 20 3421 707 with a copy to: Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: +1 212-558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value €0.01 per share	100,000,000 (3)	Not applicable	$1,662,750,000 (4)	$181,407.03

(1)
Stellantis N.V. (“Stellantis”) is offering common shares pursuant to the Stellantis’ Equity Incentive Plan approved by the Stellantis’s 2021 Annual General Meeting of Shareholders on April 15, 2021 (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional common shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding commons shares.

(3)
Represents 100 million Common Shares to eligible individuals that are or may become available for future issuance under the Plan covering equity grants from April 15, 2021, the date of the approval of the Plan to December 31, 2025.

(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices for the Registrant’s common shares on the New York Stock Exchange on April 30, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION
10(A) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of Form S-8 (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
Stellantis will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Singaporestraat 92-100, 1175 RA Lijnden, The Netherlands, Attention: General Counsel, Tel. No.: +31 20 3421 707.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) by the Registrant with the Commission:

(a)	The annual report on Form 20-F for the year ended December 31, 2020 filed with the Commission on March 4, 2021 (the “2020 Annual Report”); and
(b)	The description of the Stellantis Common Shares, as included in Exhibit 2.1 to the 2020 Annual Report.
All reports and other documents subsequently filed by the Registrant (and its predecessors) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Dutch law, Stellantis’s directors and officers may be liable to Stellantis for improper or negligent performance of their duties. They may in certain circumstances also be liable to third parties for damages in the event of bankruptcy, default on the payment of taxes, improper or negligent performance of their duties, or tort. In certain circumstances, Directors or officers may also incur criminal liability. Stellantis Articles of Association provide that Stellantis will indemnify any and all of its current and former officers and directors (including former directors and officers of PSA) who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each, a “Proceeding”) by reason of their position as a director or officer of the company against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding. The indemnification also applies to any person who has served, at Stellantis’ request, as the director or officer of another company of which Stellantis owns shares or is a creditor. Stellantis Articles of Association limit the right to indemnification if the director or officer is adjudged by a competent court in a final, non-appealable decision to be liable for gross negligence or willful misconduct in the performance of its duty to Stellantis. The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands. Stellantis has purchased and maintains insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of Stellantis for all costs that are incurred in the defense of any action, suit or proceeding to which such Directors or officers are made party in their capacity as such or as director or officer of a company in which Stellantis owns shares or is a creditor. Stellantis (and/or predecessors) obtained and fully paid for “tail” insurance policies with a claims period of at least six years from and after the closing of the Merger.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
See Exhibits Index.

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-closing effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, on the 5th day of May, 2021.

STELLANTIS N.V.

By:	/s/ Richard K. Palmer
Name:	Richard K. Palmer
Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Richard K. Palmer, and Giorgio Fossati (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Common Shares and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Common Shares that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Common Shares, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 5, 2021:

Signature	Title
/s/ John Elkann	Chairman and Director
John Elkann

/s/ Carlos Tavares	Chief Executive Officer and Director
Carlos Tavares

/s/ Richard K. Palmer	Chief Financial Officer
Richard K. Palmer

/s/ Bonnie Van Etten	Principal Accounting Officer
Bonnie Van Etten

/s/ Robert Peugeot	Vice Chairman and Director
Robert Peugeot

/s/ Henri de Castries	Senior Independent Director
Henri de Castries

/s/ Andrea Agnelli	Director
Andrea Agnelli

/s/ Fiona Claire Cicconi	Director
Fiona Claire Cicconi

/s/ Nicolas Dufourcq	Director
Nicolas Dufourcq

/s/ Ann Frances Godbehere	Director
Ann Frances Godbehere

/s/ Wan Ling Martello	Director
Wan Ling Martello

/s/ Jacques de Saint-Exupéry	Director
Jacques de Saint-Exupéry

/s/ Kevin Scott	Director
Kevin Scott

/s/ Christopher J. Pardi	Authorized Representative in the United States
Christopher J. Pardi

Exhibit No.	Description

4.1
English translation of the Articles of Association of Stellantis N.V. (incorporated by reference to Exhibit 1.1 to annual report of Stellantis N.V. on Form 20-F for the year ended December 31, 2020 filed with the Commission on March 4, 2021)

4.2
English translation of the Deed of Incorporation of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-4, filed with the SEC on July 3, 2014, File No. 333-197229)

4.3	Stellantis N.V. Equity Incentive Plan 2021 - 2025

5.1	Opinion of De Brauw Blackstone Westbroek N.V. as to the legality of the securities being registered

23.1	Consent of EY S.p.A.

24.1	Power of Attorney of Certain Directors and Officers of Stellantis (see page 7 of this Registration Statement).

24.2	Power of Attorney of Authorized Representative in the United States (see page 8 of this Registration Statement).